ABRAXAS PETROLEUM CORPORATION

www.abraxaspetroleum.com

Exhibit 99.1

NEWS RELEASE

Abraxas Announces Closing of

St. Mary Land & Exploration Property Acquisition

SAN ANTONIO (January 31, 2008) - Abraxas Petroleum Corporation (AMEX:ABP) today announced that it, and a wholly-owned subsidiary of Abraxas Energy Partners, L.P. (“Abraxas Energy”), have closed the previously announced acquisition of oil and gas properties from St. Mary Land & Exploration Company (NYSE:SM) for an adjusted purchase price of $131.6 million, subject to customary post-closing adjustments. The effective date of the acquisition was December 1, 2007.

The properties are primarily located in the Rockies and Mid-Continent regions of the United States, and include:

•	Approximately 1,500 gross (240 net) wells
•	Estimated proved reserves of approximately 61.5 Bcfe (10,250 MBOE)
•	82 percent PDP (proved developed producing)
•	52 percent oil
•	Currently daily net production of approximately 12.3 MMcfepd (2,050 Boepd)
•	Reserve-to-production ratio of approximately 14 years

Abraxas Energy acquired approximately 57.2 Bcfe (9,525 MBOE) of the estimated proved reserves for $126.0 million, and funded its portion of the acquisition with borrowings under its amended credit facility together with borrowings under its new bridge facility.

Abraxas Petroleum acquired approximately 4.3 Bcfe (725 MBOE) of the estimated proved reserves for $5.6 million, and funded its portion from cash on hand.

In connection with the closing of this transaction, Abraxas Energy will either exercise its outstanding option to purchase NYMEX-based fixed price swaps at $80.00 per barrel of oil and $8.00 per Mmbtu of gas or let the option expire if current swap indications are higher than the option swap price, and enter into new NYMEX-based fixed price swaps. The swaps will cover a significant portion of the estimated production from the acquired properties’ current proved developed producing reserves for the period February 2008 through December 2011.

Barbara Stuckey, President of Abraxas Energy’s general partner commented, “we are very pleased to announce our first acquisition since formation in May 2007. This acquisition has enhanced the overall profile of our partnership. Our percentage of proved developed producing reserves, percentage of oil production, and our R/P ratio will increase considerably and complement our existing asset base with a more diverse, stable long-lived production profile”.

500 N. Loop 1604 East, Suite 100

San Antonio, Texas 78232

Phone: 210.490.4788 Fax: 210.490.8816

Bob Watson, President and CEO of Abraxas Petroleum commented further, “that we were fortunate to participate with the partnership in this acquisition. The properties that we acquired are principally located in the Williston Basin of North Dakota and Montana and the Green River and Powder River Basins of Wyoming, all areas in which Abraxas has successfully operated in the past. We feel that these properties have a tremendous amount of upside and we are currently in the process of reviewing our complete opportunity set in light of our previously announced 2008 capital spending budget of $35 million, with the anticipation of an increased budget”.

Société Générale Corporate & Investment Banking acted as bookrunner and lead arranger, as well as administrative agent for the Partnership’s credit facilities.

Abraxas Petroleum Corporation is a San Antonio based crude oil and natural gas exploration and production company with operations in Texas and Wyoming. Abraxas Petroleum Corporation also owns a 47% interest in an upstream master limited partnership, Abraxas Energy Partners, L.P., which entitles Abraxas Petroleum Corporation to receive its proportionate share of cash distributions made by Abraxas Energy Partners, L.P.

Safe Harbor for forward-looking statements: Statements in this release looking forward in time involve known and unknown risks and uncertainties, which may cause Abraxas’ actual results in future periods to be materially different from any future performance suggested in this release. Such factors may include, but may not be necessarily limited to, changes in the prices received by Abraxas for natural gas and crude oil. In addition, Abraxas’ future natural gas and crude oil production is highly dependent upon Abraxas’ level of success in acquiring or finding additional reserves. Further, Abraxas operates in an industry sector where the value of securities is highly volatile and may be influenced by economic and other factors beyond Abraxas’ control. In the context of forward-looking information provided for in this release, reference is made to the discussion of risk factors detailed in Abraxas’ filings with the Securities and Exchange Commission during the past 12 months.

FOR MORE INFORMATION CONTACT:

Barbara M. Stuckey/Vice President - Corporate Development

Direct Telephone 210.757.9835

Main Telephone 210.490.4788

bstuckey@abraxaspetroleum.com

www.abraxaspetroleum.com